Exhibit 99.1

        Actuate Reports First Quarter 2005 Financial Results;
                      Revenues of $24.6 Million;
                        Non-GAAP EPS of $0.02;
              $2.8 Million in Cash Flow from Operations

    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--April 28, 2005--Actuate Corporation (NASDAQ:ACTU), the world leader in Enterprise Reporting Applications, today announced its financial results for the quarter ended March 31, 2005.
    Total revenues for the first quarter of 2005 were $24.6 million, compared with $25.7 million in the same period a year ago. License revenues for the quarter were $8.9 million, compared with $11.5 million in the same period a year ago. Services revenues totaled $15.7 million for the first quarter of 2005, an increase of 10% compared with the $14.2 million reported in the same period a year ago. First quarter 2005 GAAP net income was $245,000, or $0.00 per diluted share, compared with a net loss of $377,000 or $0.01 per share in the year-ago quarter.
    Non-GAAP operating margin for the first quarter of 2005 was 6.0% compared with a non-GAAP operating margin of 3.0% for the same period a year ago. First quarter 2005 GAAP and non-GAAP operating expenses included $1.2 million (4.9% of revenues) of external auditing and consulting fees related to Sarbanes-Oxley Section 404 compliance. On a non-GAAP basis, net income in the first quarter of 2005 was $1.2 million, or $0.02 per diluted share, compared with non-GAAP net income of $581,000, or $0.01 per diluted share in the year-ago quarter. These non-GAAP financial measures exclude the amortization of intangibles and purchased technology, amortization of deferred compensation, restructuring costs, certain legal fees and an adjustment to the tax provision. All of these expenses are included in Actuate's GAAP results.
    Cash, cash equivalents and short-term investments as of March 31, 2005 totaled $49.7 million, an increase of $2.4 million compared with December 31, 2004. Deferred revenue at March 31, 2005 was $26.2 million, a 3% increase compared with $25.6 million at March 31, 2004.
    "Actuate continued to make solid progress with solutions targeted at specific business processes," said Pete Cittadini, Actuate's president and CEO. "These are mission critical Enterprise Reporting Applications designed and developed by application development professionals, often with help from our e.Services organization, that deliver informational value to everyone using that application. In the first quarter, our focus on solutions resulted in larger orders and a growing pipeline of opportunities, particularly for Financial Performance Management and Customer Self Service applications. We will continue to focus on Enterprise Reporting Applications, adopted by 100% of large user populations, that access diverse data sources delivering breakthrough corporate performance to fuel growth in 2005."
    "We also made significant progress with the Open Source Business Intelligence and Reporting Tools (BIRT) project within the Eclipse community," continued Cittadini. "The availability of the preview versions of the technology has resulted in over 5,000 downloads to date and some early adoption of the technology by Java developers."

    First Quarter Financial Highlights

    --  Non-GAAP EPS doubled to $0.02, compared with $0.01 in Q1 2004;

    --  Repurchased 566,000 shares at a total cost of $1.5 million;

    -- Cash flow from operations totaled $2.8 million compared with $230,000 in Q1 2004;

    --  Secured one transaction over $1 million;

    --  Received orders greater than $100,000 from 40 customers;

    --  Average deal size of orders greater than $100,000 totaled
        $339,000, a 15% increase compared with the average of $294,000 in Q1 2004;

    --  Non-GAAP operating income increased 93% compared with Q1 2004;

    --  Non-GAAP operating margin was 6.0%, compared with 3.0% in Q1
        2004;

    -- Achieved 63% services margin (combined margin of maintenance support and consulting services) for the second quarter in a row, compared with 57% in the year-ago quarter.

    First Quarter Customer Highlights

    During first quarter 2005, Actuate received significant new and repeat business from, among others, AARP, Academy for Educational
Development, AT&T, Bank of America, Caremark Rx, Citigroup,
Educational Testing Service, HSBC Bank (USA), JP Morgan Chase, Societe Generale and Wachovia.

    First Quarter Business Highlights

    -- Appointed Dave Armstrong as VP of North American Operations, John Maxwell as VP of International Operations and Philip
        Strauss as VP of Corporate Development and General Counsel;

    -- Launched Actuate Financial Performance Management (FPM) solution, the first technology solution to directly integrate data from disparate Financial, Human Resource, Revenue and Budgeting & Forecasting systems and present on-demand reports to every employee with financial accountability. This unique ability provides companies with the capability to distribute fiscal responsibility throughout the enterprise, help drive financial performance, and assist in compliance with federal regulations, such as the Sarbanes-Oxley Act;

    -- Made available, on www.eclipse.org/birt, all of the modules currently under development for the Business Intelligence and Reporting Tools (BIRT) project including Report Object Model
        (ROM), Eclipse Report Designer, Eclipse Report Engine and Eclipse Charting Engine;

    -- Named KeyCorp Enterprise Technology Development "Technology Vendor of the Year" award for the second year in a row.

    Use of Non-GAAP Financial Measures

    The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Actuate's management to evaluate the operating performance of the Company and to conduct its business operations. Non-GAAP financial measures discussed in this press release exclude the amortization of intangibles and other costs arising from acquisitions, amortization of deferred compensation, restructuring charges, certain legal and accounting fees and an adjustment to the tax provision. It is management's belief that these items are not indicative of ongoing operations and as a result, non-GAAP financial measures that exclude such items provide additional insight for investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings. Additionally, the non-GAAP reconciliation will be available in the investor relations section of Actuate's website at www.actuate.com.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, April 28, 2005 to further discuss these results. The dial-in number for the call is 973-528-0008. The conference call will be simultaneously broadcast live in the Investor Relations section of Actuate's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=64401&p=irol-irhome and will be available as an archived replay at the same location until approximately May 12, 2005.

    About Actuate Corporation

    Actuate Corporation is the world leader in Enterprise Reporting Applications that ensure 100% adoption by users. Actuate's Enterprise Reporting Application Platform is the foundation on which Global 9000 organizations (companies with annual revenues greater than $1 billion) and packaged application software vendors develop intuitive, Web portal-like reporting and analytic applications that empower 100% of users with decision-making information. These applications are deployed inside and outside the firewall to improve corporate performance across a range of business functions including financial management, sales, human resource management, and customer self-service. When tested against other business intelligence products, Actuate's Enterprise Reporting Application Platform has been proven to offer industry-leading scalability and the lowest Total Cost of Ownership. Actuate has over 3,000 customers globally in a range of industries including financial services, pharmaceuticals, insurance, and distribution services, as well as the government sector.
    Founded in 1993, Actuate has headquarters in South San Francisco, Calif., and has offices worldwide. Actuate is listed on the NASDAQ exchange under the symbol ACTU. For more information on Actuate, visit the company's Web site at www.actuate.com.

    Cautionary Note Regarding Forward Looking Statements: The statements contained in this release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements in this release are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Enterprise Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions on the company's financial and/or operating condition, the ability to increase revenues through our indirect channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2004 Annual Report on Form 10-K filed on March 16, 2005.

    Copyright(C) 2005 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.




                          ACTUATE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)


                                                  March 31,  Dec. 31,
                                                    2005      2004
                                                  --------- ----------

                       ASSETS
Current assets:
    Cash, cash equivalents and short-term
     investments                                   $49,673    $47,273
    Accounts receivable, net                        18,023     24,776
    Other current assets                             2,078      2,498
                                                  --------- ----------
Total current assets                                69,774     74,547
Property and equipment, net                          5,606      6,158
Goodwill and other intangibles, net                 23,224     23,883
Other assets                                           892        867
                                                  --------- ----------
                                                   $99,496   $105,455
                                                  ========= ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                $2,668     $2,414
    Current portion of restructuring liabilities     3,395      3,669
    Accrued compensation                             3,676      5,244
    Other accrued liabilities                        3,938      4,996
    Income taxes payable                               667        539
    Deferred revenue                                25,525     28,153
                                                  --------- ----------
Total current liabilities                           39,869     45,015
                                                  --------- ----------

Long term liabilities
    Deferred revenue                                   718        610
    Restructuring liabilities and other             12,186     12,885
                                                  --------- ----------
                                                    12,904     13,495
                                                  --------- ----------

Stockholders' equity                                46,723     46,945
                                                  --------- ----------
                                                   $99,496   $105,455
                                                  ========= ==========



                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                                        Three Months
                                                            Ended
                                                          March 31,
                                                       ---------------
                                                         2005    2004
                                                       ------- -------
Revenues:
   License fees                                        $8,948 $11,477
   Services                                            15,677  14,191
                                                       ------- -------
Total revenues                                         24,625  25,668
                                                       ------- -------

Costs and expenses:
   Cost of license fees                                   737   1,100
   Cost of services                                     5,834   6,089
   Sales and marketing                                  8,418  10,294
   Research and development                             4,228   5,191
   General and administrative                           4,509   2,673
   Amortization of other intangibles                      276     282
   Restructuring charges                                  569     586
                                                       ------- -------
Total costs and expenses                               24,571  26,215
                                                       ------- -------
Income (loss) from operations                              54    (547)
Interest and other income, net                            384     170
                                                       ------- -------
Income (loss) before income taxes                         438    (377)
Provision for income taxes                                193      --
                                                       ------- -------
Net income (loss)                                      $  245  $ (377)
                                                       ======= =======
Basic net income (loss) per share                      $ 0.00  $(0.01)
                                                       ======= =======
Shares used in basic per share calculation.            62,092  61,358
                                                       ======= =======
Diluted net income (loss) per share                    $ 0.00  $(0.01)
                                                       ======= =======
Shares used in diluted per share calculation           64,628  61,358
                                                       ======= =======



                          ACTUATE CORPORATION
         RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                 (in thousands, except per share data)
                              (unaudited)


                        Three Months Ended       Three Months Ended
                          March 31, 2005           March 31, 2004
                     ------------------------ ------------------------
                             Adjust-                  Adjust-
                      GAAP   ments      Non-   GAAP   ments     Non-
                                        GAAP                     GAAP
                     ------- ------   --------------- ------   -------
Revenues:
  License fees       $8,948           $8,948 $11,477          $11,477
  Services           15,677           15,677  14,191           14,191
                     -------          ------- -------          -------
Total revenues       24,625           24,625  25,668           25,668
                     -------          ------- -------          -------

Costs and expenses:
  Cost of license
   fees                 737   (383)(a)   354   1,100   (383)(a)   717
  Cost of services    5,834            5,834   6,089            6,089
  Sales and marketing 8,418            8,418  10,294           10,294
  Research and
   development        4,228            4,228   5,191    (55)(b) 5,136
  General and
   administrative     4,509   (186)(c) 4,323   2,673            2,673
  Amortization of
   other intangibles    276   (276)        -     282   (282)        -
  Restructuring
   charges              569   (569)        -     586   (586)        -
                     -------          ------- -------          -------
Total costs and
 expenses            24,571           23,157  26,215           24,909
                     -------          ------- -------          -------
Income (loss) from
 operations              54            1,468    (547)             759
Interest and other
 income, net            384              384     170              170
                     -------          ------- -------          -------
Income (loss) before
 income taxes           438            1,852    (377)             929
Provision for income
 taxes                  193    502 (d)   695      --    348 (d)   348
                     -------          ------- -------          -------
Net income (loss)     $ 245           $1,157   $(377)            $581
                     =======          ======= =======          =======
Basic net income
 (loss) per share     $0.00            $0.02  $(0.01)           $0.01
                     =======          ======= =======          =======
Shares used in basic
 per share
 calculation         62,092           62,092  61,358           61,358
                     =======          ======= =======          =======
Diluted net income
 (loss) per share     $0.00            $0.02  $(0.01)           $0.01
                     =======          ======= =======          =======
Shares used in
 diluted per share
 calculation.        64,628           64,628  61,358           65,164
                     =======          ======= =======          =======

(a) Amortization of purchased technology.

(b) Amortization of deferred compensation.

(c) Legal costs related to the litigation with MicroStrategy, Incorporated.

(d) The provision for income taxes used in arriving at the non- GAAP net income for all of the periods presented was computed using an income tax rate of 37.5%. The amount of provision for income taxes used in arriving at the non-GAAP net income does not reflect the actual or future expected provision for income taxes.


                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)


                                                         Three Months
                                                            Ended
                                                           March 31,
                                                         2005    2004
                                                      ----------------
 Operating activities
    Net Income (loss)                                    $245   $(377)
    Adjustments to reconcile net loss to net cash from
     operating activities:
      Amortization of other intangibles                   659     665
      Depreciation                                        468     574
    Changes in operating assets and liabilities:
      Accounts receivable                               6,753     620
      Other current assets                                420     (59)
      Accounts payable                                    254    (625)
      Accrued compensation                             (1,567)   (115)
      Other accrued liabilities                        (1,058)     45
      Income taxes payable                                128     (13)
      Deferred rent liabilities                           (26)     --
      Restructuring liabilities                          (947)   (251)
      Deferred revenue                                 (2,520)   (234)
                                                      ----------------
 Net cash provided by operating activities              2,809     230
                                                      ----------------

 Investing activities
     Purchases of property and equipment                   84    (451)
     Proceeds from maturity of short-term investments  18,584  29,388
     Purchases of short-term investments              (16,662)(13,499)
     Net change in other assets                           (26)    343
                                                      ----------------
 Net cash provided by investing activities              1,980  15,781
                                                      ----------------

 Financing activities
      Proceeds from issuance of common stock            1,105     426
      Stock repurchases                                (1,491)     --
                                                      ----------------
 Net cash (used) provided in financing activities        (386)    426
                                                      ----------------
 Net increase in cash and cash equivalents              4,403  16,437
 Effect of exchange rate on cash                          (43)   (119)
 Cash and cash equivalents at the beginning of the
  period                                                7,341   8,950
                                                      ----------------
 Cash and cash equivalents at the end of the period   $11,701 $25,268
                                                      ================

    CONTACT: Actuate Corporation
             Keren Ackerman, 650-837-4545
             kackerman@actuate.com